FORT LAUDERDALE, FL -- (MARKET WIRE) -- 06/07/07 -- Zaldiva(TM), Inc. (OTCBB: ZLDV) (XETRA: UZ8) (FRANKFURT: UZ8), a specialty and online retailer of new and vintage Pop-Culture collectibles, comic books and memorabilia, today announced the appointment of Jeremy van Coller as its Chief Operating Officer.

Mr. van Coller has 10 years of experience in computers and networking and has previously worked for various south Florida ISPs, serving as a network administrator and computer technician. For the past 5 years he has been instrumental in building Zaldiva.com's comic book and collectible division. For the past 20 years van Coller has been an avid comic reader and collector, which has given him an invaluable knowledge of past, current and possible future trends in the industry. He currently puts that knowledge to use daily by addressing customer inquiries, helping new collectors select comic book titles they'll enjoy and perhaps most important, by managing the monthly pre-orders of comic books and graphic novels. Comic books and graphic novels are ordered two months ahead of their release date, so it requires someone with van Coller's knowledge to handle the task and foresee what titles will be in demand.

Van Coller's experience in computers and networking will prove valuable to Zaldiva as the company expands into new retail outlets, grows its online presence and acquires other businesses. The smooth integration of existing technology and the seamless implementation of new technologies to grow the business will be instrumental in Zaldiva's future success.

Visit our web site for links to regular updates, information about comic books, and lists of participating publishers (and their comics) www.zaldiva.com.

About Zaldiva, Inc.

Zaldiva.com offer a large variety of new and vintage Pop-Culture collectibles including, but not limited to: comic books, graphic novels, statues and figurines, seasonal decor, DVDs, posters, dolls, action figures, T-shirts, die-cast vehicles and more. The company offers discounted Pre-Orders and Comic Book Subscription services. New items are listed at a significant discount to suggested retail prices and weekly deals can be found on Zaldiva.com's home page as well as through the company's online auctions.

Certain statements in this news release may contain forward-looking information within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. All statements, other than statements of fact, included in this release, including, without limitation, statements regarding potential future plans and objectives of the Company, are forward-looking statements that involve risks and uncertainties. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements.

Contact Information:
Zaldiva(TM), Inc.
1-877-ZALDIVA (925-3482)
http://www.Zaldiva.com
http://www.ZaldivaComics.com